As filed with the Securities and Exchange Commission on June 25, 2021.

Registration No. 333-256803

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LegalZoom.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7370	95-4752856
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 North Brand Boulevard, 11th Floor

Glendale, California 91203

(323) 962-8600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dan Wernikoff Chief

Executive Officer

LegalZoom.com, Inc.

101 North Brand Boulevard, 11th Floor

Glendale, California 91203

(323) 962-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

C. Thomas Hopkins Jodie Bourdet Jonie Kondracki Cooley LLP 1333 2nd Street, Suite 400 Santa Monica, California 90401 (310) 883-6400	Noel Watson Chief Financial Officer Nicole Miller General Counsel LegalZoom.com, Inc. 101 North Brand Boulevard, 11th Floor Glendale, California 91203 (323) 962-8600	Richard A. Kline Adam J. Gelardi Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-256803) (the “Registration Statement”), is filed solely to amend Item 16 of Part II thereof and to file Exhibits 1.1, 10.14 and 10.18 thereto. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the exhibits filed herewith. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless the context otherwise requires, the terms “LegalZoom.com,” “LegalZoom,” “the Company,” “we,” “us,” “our” and similar references refer to LegalZoom.com, Inc. and, where appropriate, its subsidiaries.

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except for the U.S. Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the exchange listing fee. All the expenses below will be paid by the Registrant.

Amount Paid or To Be Paid
SEC registration fee	$64,774
FINRA filing fee	89,556
Nasdaq listing fee	320,000
Printing and engraving expenses	370,000
Legal fees and expenses	2,450,000
Accounting fees and expenses	1,100,000
Transfer agent and registrar fees and expenses	21,342
Miscellaneous fees and expenses	584,328

Total	$5,000,000

Item 14. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duties as a director, which includes a director’s duty of care, to the fullest extent permitted under Delaware law. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, employees directors and other agents to the fullest extent permitted under Delaware law.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation to be in effect immediately after the completion of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect immediately prior to the completion of this offering provide that we will indemnify our directors, officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered or will enter into indemnification agreements with our directors and officers that may in some respects be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance expenses incurred by the directors and officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was our director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The form of underwriting agreement for this initial public offering, filed as Exhibit 1.1, provides for indemnification by the underwriters of us and our directors and officers who sign this registration statement for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold since January 1, 2018:

1.

We have issued to our directors, officers, employees, consultants and other service providers an aggregate of 11,640,724 shares of our common stock at per share purchase prices ranging from $0.0716 to $2.4960 pursuant to exercises of options under our 2016 Stock Incentive Plan, or 2016 Plan.

2.

We have granted to our directors, officers, employees, consultants and other service providers options to purchase 14,381,373 shares of our common stock with per share exercise prices ranging from $1.3725 to $9.82 under our 2016 Plan.

3.	We have granted to our directors, officers, employees, consultants and other service providers 7,065,150 restricted stock units to be settled into shares of our common stock under our 2016 Plan.

4.	In February 2018, we issued 200,000 shares of our common stock, subject to certain forfeiture events, to an employee of one of our subsidiaries in consideration for future services to be rendered.

5.	In October 2018, we issued and sold an aggregate of 18,430,684 shares of our common stock to 11 accredited investors at a price per share of $10.48 for an aggregate purchase price of $193.2 million.

The offers, sales and issuances of the securities described in paragraphs (1) through (3) were deemed to be exempt from registration under Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of such securities were our directors, officers, employees, consultants or other service providers and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs (4) and (5) were deemed to be exempt under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D under the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about us. No underwriters were involved in these transactions.

Item 16. Exhibits and Financial Statements

(a) Exhibits

The exhibits listed below are filed as part of this registration statement.

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement.

3.1#	Fourth Amended and Restated Certificate of Incorporation of LegalZoom.com, Inc., as amended, as currently in effect.

3.2#	Form of Amended and Restated Certificate of Incorporation of LegalZoom.com, Inc., to be in effect immediately after the completion of the offering.

3.3#	Second Amended and Restated Bylaws of LegalZoom.com, Inc., as currently in effect.

3.4#	Form of Amended and Restated Bylaws of LegalZoom.com, Inc., to be in effect immediately prior to the completion of the offering.

4.1#	Form of LegalZoom.com, Inc.’s Common Stock Certificate.

4.2#	Fourth Amended and Restated Investors’ Rights Agreement, by and among LegalZoom.com, Inc. and certain of its stockholders, dated June 18, 2021.

4.3#	Registration Rights Side Letter, by and between LegalZoom.com, Inc. and Bryant Stibel Group, LLC, dated October 2, 2017.

5.1#	Opinion of Cooley LLP.

10.1+#	2016 Stock Incentive Plan and forms of award agreements.

10.2+#	2021 Equity Incentive Plan and forms of award agreements.

10.3+#	2021 Employee Stock Purchase Plan.

10.4+#	Form of Indemnification Agreement, by and between LegalZoom.com, Inc. and each of its directors and executive officers.

10.5+#	Amended and Restated Employment Agreement, by and between LegalZoom.com, Inc. and Dan Wernikoff, dated June 16, 2021.

10.6+#	Amended and Restated Employment Agreement, by and between LegalZoom.com, Inc. and Shrisha Radhakrishna, dated June 16, 2021.

Exhibit Number	Description of Exhibit

10.7+#	Amended and Restated Employment Agreement, by and between LegalZoom.com, Inc. and Noel B. Watson, dated June 16, 2021.

10.13+#	Non-Employee Director Compensation Policy.

10.14	Amendment and Restatement Agreement, by and between LegalZoom.com, Inc., the other loan parties thereto and JPMorgan Chase Bank N.A., as administrative agent, dated November 23, 2018.

10.15#	Office Lease by and between LegalZoom.com, Inc. and Legacy Partners II Glendale N Brand, LLC, effective August 26, 2010, as amended.

10.16#	Director Nomination Agreement, by and between LegalZoom.com, Inc. and certain of its stockholders dated June 18, 2021.

10.17#	Common Stock Purchase Agreement, by and between LegalZoom.com, Inc. and entities affiliated with TCV, dated June 18, 2021.

10.18	Form of Amended and Restated Credit and Guaranty Agreement to be entered into among LegalZoom.com, Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.

21.1#	Subsidiaries of LegalZoom.com, Inc.

23.1#	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2#	Consent of Cooley LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (included on the signature page to this registration statement).

99.1#	Consent of Kantar Consulting, dated April 26, 2019.

99.2#	Consent of Magid Consulting Inc., dated March 31, 2021.

*	To be submitted by amendment.
+	Indicates a management contract or compensatory plan.
#	Previously filed.

(b) Financial Statement Schedules

All financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 25, 2021.

LEGALZOOM.COM, INC.

By:	/s/ Dan Wernikoff
Dan Wernikoff Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dan Wernikoff Dan Wernikoff	Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2021

/s/ Noel Watson Noel Watson	Chief Financial Officer (Principal Financial and Accounting Officer)	June 25, 2021

* Dipanjan Deb	Director	June 25, 2021

* Khai Ha	Director	June 25, 2021

* John Murphy	Director	June 25, 2021

* Dipan Patel	Director	June 25, 2021

* Brian Ruder	Director	June 25, 2021

* Jeffrey Stibel	Director	June 25, 2021

* Christine Wang	Director	June 25, 2021

* David Yuan	Director	June 25, 2021

*By:	/s/ Dan Wernikoff
Dan Wernikoff
Attorney-in-fact